Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART, INC. NAMES
WILLIAM M. SAMS TO BOARD OF DIRECTORS

Bentonville, Arkansas (March 1, 2005) – America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced that William M. Sams has been elected to the Company’s Board of Directors.

“Bill is a tremendous addition to the Board,” said T. J. (“Skip”) Falgout, III, Chairman and Chief Executive Officer of America’s Car Mart. “He has had a long and distinguished career in the investment community, having worked with and invested in hundreds of successful companies during his tenure as a public fund manager and executive. We are looking forward to the experience and expertise he will bring to the Board from his over 35 years in the financial industry.”

“I am very pleased to have the opportunity to serve on the Board of Directors of America’s Car Mart,” added Mr. Sams. “Car Mart’s corporate culture and high degree of integrity, and its long history of profitability, make this an outstanding organization to be a part of, and I am looking forward to the company’s future growth.”

Mr. Sams started his career in 1966 in the mutual fund industry. From 1981 until 2000, Mr. Sams was the President and Chief Investment Officer of FPA Paramount Fund, Inc., as well as Executive Vice President to both First Pacific Advisors, Inc. and FPA Perennial Fund, Inc. Mr. Sams currently manages his personal investments and resides in DeSoto, Texas.

About America’s Car-Mart

America’s Car-Mart operates 76 automotive dealerships in seven states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers.

Included herein are forward-looking statements. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:	T.J.(“Skip”)Falgout, III, CEO, or Mark D. Slusser, CFO at (972) 717-3423
or
J.Todd Atenhan or Valerie K. Kimball, Investor Relations at (888) 917-5109